UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

____________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

June 29, 2016 (June 22, 2016)

VALIDIAN CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-28423	58-2541997
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6 Gurdwara Street, Suite 100 Ottawa, Canada	K2E 8A3
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (613) 224-3535

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On June 22, 2016, Validian Corporation (the “Company”) executed Securities Exchange Agreements with a number of the holders of the Company's Unsecured 10% Senior Convertible Notes pursuant to which the holders exchanged an aggregate of $908,146 of principal plus accrued interest, which were issued from 2008 to 2015, for an aggregate of 909 shares of Series C Preferred Stock.

The Series C Preferred Shares have a Stated Value of $1,000 per Series C Preferred Share and are convertible into Common Stock at $0.03 per share of Common Stock; have no special rights as to dividends versus any other class of shares; no special or class voting rights; and rank junior to the Series A Preferred Shares and Series B Preferred Shares, and pari passu to all other series of preferred shares and senior to shares of Common Stock on liquidation. Upon liquidation of the Company, for each share of Series C Preferred Stock, the holder is entitled to an amount equal to the greater of (i) the Stated Value for each Series C Preferred Share the Holder holds at that time; or (ii) the amount distributable with regard to the number of whole shares of Common Stock into which the shares of Series C Preferred Stock held by the Holder are convertible as of the date of the Liquidation.

The foregoing description of the Securities Exchange Agreements is qualified in its entirety by reference to the full text of the form of the Securities Exchange Agreement, a copy of which was filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 7, 2016, which is incorporated herein in its entirety by reference.

ITEM 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALIDIAN CORPORATION

Dated:   June 29, 2016

By:

/s/ Bruce Benn

Bruce Benn,

President, Chief Executive Officer

and Chief Financial Officer